Exhibit 10.4

EXECUTION COPY

Dated 20 December 2006

RAYTHEON AIRCRAFT SERVICES LIMITED

and

GREENBULB LIMITED

ASSET AND

BUSINESS TRANSFER AGREEMENT

KIRKLAND & ELLIS INTERNATIONAL LLP

30 St Mary Axe

London EC3A 8AF

www.kirkland.com

Table of Contents

1.	DEFINITIONS AND INTERPRETATION	1
2.	SALE AND PURCHASE	4
3.	CONSIDERATION	4
4.	COMPLETION	4
5.	EMPLOYEES	4
6.	WAIVER, VARIATION, INVALIDITY	6
7.	ASSIGNMENT	6
8.	COSTS AND PAYMENTS	7
9.	ENTIRE AGREEMENT	7
10.	NOTICES	7
11.	THIRD PARTY RIGHTS	8
12.	VALUE ADDED TAX	8
13.	GOVERNING LAW AND JURISDICTION	10

SCHEDULE 1—THE EMPLOYEES		1

THIS AGREEMENT is made on 20 December 2006

BETWEEN:

(1)	RAYTHEON AIRCRAFT SERVICES LIMITED (registered in England with number 03479031) whose registered office is at The Pinnacles, Elizabeth Way, Harlow, Essex CM19 5BB (the “Seller”); and

(2)	GREENBULB LIMITED (incorporated in England with company number 06018571 whose registered offices is at 99 City Road, London EC1Y 1AX (the “Buyer”).

RECITALS

(A)	At the date of this Agreement, the Seller owns the Assets and carries on the Business.

(B)	The Seller has agreed to sell and the Buyer has agreed to buy the Business, as a going concern, and the Assets, and to assume and become responsible for all of the Liabilities, subject to the terms and conditions of this Agreement, and in accordance with the SPA.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

In this Agreement:

1.1	Defined terms

“Agreement” means this Agreement, including the Recitals and Schedules;

“Asset Purchase Price” has the meaning given to it in clause 3;

“Assets” means right, title and interest of the Seller in all of its assets other than (i) the assets held by the Raytheon Corporate Jets Pension Scheme and (ii) Cash;

“Business” means the assets, liabilities and operations of the Seller, including the assets, liabilities and operations primarily related to the RAC brands currently and previously in production or development as of the Closing Date; provided that in no event does the Business include the assets, liabilities and operations of Raytheon Aircraft Credit Corporation and its subsidiaries, Raytheon Travel Air Company or Flight Options, LLC;

“Business Day” means a day (other than a Saturday or Sunday) when banks are open for business in the City of London, England and New York, USA;

“Cash” has the meaning given to it in the SPA.

“Charges” has the meaning given to it in clause 5.3;

“Competent Authority” means; (i) any person (whether autonomous or not) having legal and/or regulatory authority and/or enforcement powers; (ii) any court of law or tribunal in any jurisdiction; and/or (iii) any taxation authority;

“Completion” means completion of both the sale and purchase of the Business and the Assets pursuant to this Agreement and the closing as defined in the SPA, such events to occur simultaneously;

“Completion Date” means the Closing Date as such term is defined in the SPA;

“Employees” means the persons employed by the Seller in the Business at the Completion Date and whose names and details of employment are set out in Schedule 1, together with any individual whose contract of employment or contract for services shall have effect (or would have had such effect but for the termination of employment or engagement of such individual) as if originally made between the Buyer and the individual concerned as a result of the provisions of the Employment Regulations and/or any judicial decision interpreting the same;

“Employment Liabilities” means all and any Liabilities and expenses (including legal expenses) relating to or arising out of the employment of the Employees or the termination of their employment including, without prejudice to the foregoing generality, negligence claims by any of the Employees or any third party, breach of the Employment Regulations, unfair dismissal, redundancy, unlawful discrimination, breach of contract, unlawful deduction of wages and equal pay but excluding any liability for or in respect of tax or National Insurance contributions;

“Employee Liability Information” has the meaning given to it in Regulation 11 of the Employment Regulations;

“Employment Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006;

“Encumbrance” means a mortgage, security, charge, pledge, lien or other document of a similar type or effect;

“Excluded Liabilities” means all liabilities and obligations of the Seller, whether known or unknown, asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, whether arising before, on or after the Completion Date under the Raytheon Corporate Jets Pension Scheme (including but without limitation in respect of any financial support direction or contribution notice or other debt or claim arising under or relating to Section 75 and 75A of the Pension Act 2004 and excluding, for the avoidance of doubt, any liability in respect of the Buyer’s obligation to provide replacement benefits following the transfer contemplated by Clause 5.1) (the “Pension Plan Liabilities”) and any liability for or in respect of taxes and National Insurance contributions or similar charges or levies.

“Liabilities” means all liabilities and obligations of the Seller, whether known or unknown, asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due other than the Excluded Liabilities.

“Parties” means the Buyer and the Seller (and “Party” shall be construed accordingly);

“Pension Plan” means the Raytheon Corporate Jets Pension Scheme;

“Proceedings” means any proceeding, suit or action (including arbitration) arising out of or in connection with this Agreement;

“SPA” means that certain Stock Purchase Agreement dated as of the date hereof among the Buyer, the Seller, Raytheon Company and certain other parties;

“VAT” means value added tax; and

“VATA” means the Value Added Tax Act 1994.

1.2	Reference to any document as being “in the agreed form” means that it is in the form agreed between the Sellers and the Buyer and initialled for the purposes of identification by or on behalf of the Sellers and the Buyer.

1.3	The table of contents and headings and sub-headings are for convenience only and shall not affect the construction of this Agreement.

1.4	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders. References to any person (which for the purposes of this Agreement shall include bodies corporate, unincorporated associations, partnerships, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality) shall include the person’s successors.

1.5	The words “other”, “include” and “including” do not connote limitation in any way.

1.6	References to Recitals, Schedules and clauses are to (respectively) recitals to, schedules to, and clauses of, this Agreement (unless otherwise specified) and references within a Schedule to paragraphs are to paragraphs of that Schedule (unless otherwise specified).

1.7	References in this Agreement to any statute, statutory provision, directive of the Council of the European Union (whether issued jointly with any other person or under any other name) or other legislation include a reference to that statute, statutory provision, directive or legislation as amended, extended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision, directive or legislation.

1.8	References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term.

1.9	Any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form (but does not include e-mail).

1.10	In the case of any inconsistency or conflict between the terms of this Agreement and the SPA, the terms and provisions of the SPA will prevail unless the contrary intention is expressly provided for in this Agreement.

2.	SALE AND PURCHASE

2.1	Subject to the terms of this Agreement and the SPA, the Seller agrees to sell to the Buyer, and the Buyer agrees to buy from the Seller, the Business as a going concern, and the Assets and to assume and be responsible for all of the Liabilities.

3.	CONSIDERATION

The consideration for the sale of the Business and the Assets shall be the amount allocated to the sale by Seller under Section 2.2 of the SPA (the “Asset Purchase Price”), which shall be payable in accordance with the SPA, and the assumption of the Liabilities.

4.	COMPLETION

4.1	Completion shall take place on the Completion Date in the manner and place provided for in the SPA.

4.2	Title and risk; Assumption of Liabilities

4.2.1	Risk in and title to the Assets shall pass to the Buyer at, and with effect from, Completion.

4.2.2	Following Completion, all Liabilities shall be for the Buyer’s account, subject to the provisions of the SPA.

4.2.3	For the avoidance of doubt the Excluded Liabilities are for Seller’s account.

5.	EMPLOYEES

5.1	Transfer of Employees

The Seller and the Buyer acknowledge and agree it is their intention that by virtue of the transactions anticipated in this Agreement and the SPA, pursuant to the Employment Regulations, the contracts of employment between the Seller and the Employees will have effect after the Completion Date as if originally made between the Buyer and the Employees but the parties agree that the provisions of this clause 5 shall apply irrespective of whether or not the Employment Regulations do apply as anticipated in this clause 5.1.

5.2	Communication to Employees

Before the Completion Date, the Seller and the Buyer shall jointly communicate to each Employee a notice (in a form approved by the Seller and the Purchaser) to the effect that their contract of employment will have effect after the Completion Date as specified in clause 5.1.

5.3	Charges

Except for the Pension Plan Liabilities (which liabilities are being retained by the Seller in full), all liabilities, costs, expenses and outgoings in relation to each Employee (including, but not limited to salaries, wages, bonus (even if not due and payable at that time), (together referred to in this clause as “Charges”) but excluding National Insurance Contributions, PAYE remittances and payments in respect of any other emoluments) shall be borne and discharged by the Buyer, subject to any provisions of the SPA.

5.4	Indemnity

Subject to the provisions of the SPA, the Buyer hereby undertakes to indemnify and keep indemnified the Seller on demand from and against any Employment Liabilities, or any liabilities arising under the Employment Regulations, suffered or incurred by the Seller in relation to the Employees which relate to or arise out of such Employees’ employment in the Business or the termination thereof or any other event or occurrence, in each case whether on or after or prior to the Transfer Date, save that the Buyer shall have no liability hereunder with respect to the Pension Plan Liabilities.

The Seller hereby undertakes to indemnify and keep indemnified the Buyer on demand from and against the Pension Plan Liabilities.

5.5	Provision of Information by the Seller

The Seller agrees to cooperate with the Buyer to effectuate transfer of the Employees and use its commercially reasonable efforts to comply with Regulation 11 of the Employment Regulations.

5.6	Certain Payment

On or prior to the Closing Date, the Seller shall pay $2 million to the Buyer, to be held in trust by the Buyer and then paid on or as soon as practicable following the Closing Date to a registered pension scheme (as defined for the purposes of Part 4 of the Finance Act 2004). This sum shall be applied (following its allocation between Employees in the proportions reasonably directed by the Seller (in consultation with the Buyer) on or prior to the Closing Date) for the purpose of providing additional benefits to Employees who choose to join the registered pension scheme. These benefits shall be additional to any benefits which the Buyer is obliged to provide by virtue of the Employment Regulations, section 257 and 258 of the Pensions Act 2004, or otherwise.

6.	WAIVER, VARIATION, INVALIDITY

6.1	No waiver by omission, delay or partial exercise

No right, power or remedy provided by law or under this Agreement shall be waived, impaired or precluded by:

6.1.1	any delay or omission to exercise it; or

6.1.2	any single or partial exercise of it, or any full or partial release, compounding or compromise on an earlier occasion; or

6.1.3	any delay, omission to exercise, single or partial exercise, full or partial release, compounding or compromise of any other such right, power or remedy.

6.2	Specific waivers to be in writing

Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. No waiver will take effect if the person seeking the waiver has failed to disclose to the grantor every material fact or circumstance which (so far as the person seeking the waiver is aware) has a bearing on its subject matter. Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

6.3	Variations to be in writing

No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each Party.

6.4	Invalidity

Each of the provisions of this Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction:

6.4.1	that shall not affect or impair the legality, validity or enforceability in that jurisdiction of any of the other provisions of this Agreement, or of that or any provisions of this Agreement in any other jurisdiction; and

6.4.2	the Parties will use reasonable endeavours to negotiate in good faith with a view to replacing it with one or more provisions satisfactory to any relevant Competent Authority but differing from the replaced provision as little as possible.

7.	ASSIGNMENT

No party may assign, or grant any Encumbrance or security interest over, any of its rights under this Agreement or any document referred to in it without the prior written consent of the other party, or in accordance with the SPA.

8.	COSTS AND PAYMENTS

8.1	Payment of costs

Except as otherwise stated in this Agreement or the SPA, each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other agreements forming part of the transactions contemplated by this Agreement.

9.	ENTIRE AGREEMENT

9.1	This Agreement

In this clause, references to this Agreement include all other written agreements and arrangements between the Parties which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

9.2	Entire agreement

This Agreement, the SPA and the Ancillary Agreements (as such term is defined in the SPA), constitute the whole and only agreement and understanding between the Parties in relation to its subject matter.

9.3	Fraud

Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

9.4	Sole remedy

Except as provided in Section 9.3 above, the Buyer and the Seller agree that their sole remedy for breaches of this Agreement shall be as provided in Article VIII of the SPA.

10.	NOTICES

10.1	Form of notices

Any communication to be given in connection with the matters contemplated by this Agreement shall except where expressly provided otherwise be in writing and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

10.2	Address and facsimile

Such communication shall be sent to the address of the relevant Party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may previously have been communicated to the sending Party in accordance with this clause. Each communication shall be marked for the attention of the relevant person.

Seller:		Raytheon Company
870 Winter Street
Waltham, Massachusetts 02451-1449
Attention: Jay B. Stephens
Facsimile: (781) 522-6471

with a copy (which shall not constitute notice) to:

Kirkland & Ellis
153 East 53rd Street
39th Floor
New York, New York 10022
	Attention:	Stephen Fraidin
Kimberly P. Taylor
Facsimile: (212) 446-4900

Buyer:		Greenbulb Limited

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10054
	Attention:	Robert C. Schwenkel
Christopher Ewan
Facsimile: (212) 859-4000

11.	THIRD PARTY RIGHTS

11.1	Nothing in this Agreement is intended to confer on any person any right to enforce any term of it which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

11.2	No right of any Party to this Agreement to agree any amendment, variation, waiver or settlement under or arising from or in respect of this Agreement shall be subject to the consent of any person other than the Parties to the SPA.

12.	VALUE ADDED TAX

12.1	Subject to the foregoing all amounts due under this agreement are expressed to be exclusive of VAT which, if properly due, shall be paid in addition to the amount so specified.

12.2.	The Seller and the Buyer intend that article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the sale of the Business and the Assets under this agreement and agree to use all reasonable endeavours to secure that the sale is treated as neither a supply of goods nor a supply of services pursuant to that article.

12.3.	If, nevertheless, any VAT is payable on the sale of the Assets under this agreement and HM Revenue & Customs (“HMRC”) have so confirmed in writing after full disclosure of all material facts, the Buyer shall pay to the Seller the amount of that VAT five days before the due date on which Seller must pay the VAT to HMRC or, if later, promptly after receipt of such confirmation from HMRC, in each case against delivery by the Seller to the Buyer of a proper VAT invoice in respect of it, together with a copy of the confirmation from HM Revenue & Customs that VAT is payable and of the document disclosing all material facts.

12.4.	Before sending any relevant communication to HM Revenue & Customs, the Seller shall give the Buyer a reasonable opportunity to comment on it, and shall make such amendments as the Buyer reasonably requires.

12.5.	If any land or interest in land is included in the Assets which falls within paragraph (a) of item 1 of Group 1 of Schedule 9 to the VATA 1994 (Freehold transfer of new or uncompleted building or civil engineering work) or in respect of which an election to waive exemption from VAT under Schedule 10 to VATA has been made, the Buyer agrees in either case to so elect in respect of each item of land or interest therein, provided that the Buyer is notified in writing by the Seller of any specific election required at least 10 working days prior to Completion. If the Seller fails to make any notification then any resulting VAT shall be for the Seller’s account (the price for the relevant asset or assets being deemed to be VAT inclusive). Where appropriate, the Buyer will also confirm that paragraph 5(2B) of SI1995/1268 does not apply to it.

12.6.	The Buyer warrants to the Seller that it will use commercially reasonable efforts to be registered for VAT at Completion or immediately thereafter and that it will carry on the Business immediately after Completion.

12.7.	The Seller and Buyer intend that section 49 of VATA shall apply to the sale of the Assets under this agreement and accordingly:

12.7.1	that the Seller shall, on Completion, deliver to the Buyer all records referred to in section 49 of VATA (VAT Records);

12.7.2	the Seller shall not make any request to HM Revenue & Customs for the VAT Records to be preserved by the Seller rather than the Buyer;

12.7.3	the Buyer shall preserve the VAT Records for such period as may be required by law and, during that period, permit the Seller reasonable access to them to inspect or make copies of them free of charge; and

12.7.4	the Buyer may fulfil its obligations under clause 12.7.3 by procuring that any future transferee of the Business (or any other person) preserves the VAT Records and permits reasonable access as mentioned in that clause, in which case the Buyer shall notify the Seller of the name of that transferee or person.

12.8	If the Buyer pays the Seller an amount in respect of VAT under clause 12.3 and HM Revenue & Customs note that all or part of it was not properly chargeable, the Seller shall repay the amount or relevant part of it to the Buyer. The Seller shall make the repayment promptly after the ruling, unless it has already accounted to HM Revenue & Customs for the VAT. In that case, the Seller shall apply for a refund of the VAT (plus any interest payable by HM Revenue & Customs), use reasonable endeavours to obtain it as speedily as practicable, and pay to the Buyer the amount of the refund and any interest when and to the extent received from HM Revenue & Customs.

13.	GOVERNING LAW AND JURISDICTION

13.1	This Agreement shall be governed by and construed in accordance with English law.

13.2	The Parties irrevocably agree that the courts of England shall have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any Proceedings may be brought in such courts.

IN WITNESS WHEREOF:

)
Signed by
RAYTHEON AIRCRAFT SERVICES LIMITED		)	/s/ James Trail
on being signed by:		)	Authorised signatory
JAMES WILLIAM TRAIL		)
and	JOHN ALAN REILLY	)	/s/ John Alan Reilly
Authorised signatory

Signed by		)
GREENBULB LIMITED		)
on being signed by:		)	Authorised signatory
)
and		)
Authorised signatory

IN WITNESS WHEREOF:

)
Signed by
RAYTHEON AIRCRAFT SERVICES LIMITED		)
on being signed by:		)	Authorised signatory
)
and		)
Authorised signatory

Signed by		)
GREENBULB LIMITED		)	/s/ Sanjeev K. Mehra
on being signed by:		)	Authorised signatory
/s/ Sanjeev K. Mehra		)
and	Nigel Wright	)	/s/ Nigel Wright
Authorised signatory

SCHEDULE 1 - THE EMPLOYEES

94577	Imad Hussain Mohammad Alkassab	93541	Mark Antony Earl
94483	Sandi Marianne Allcock	94669	Mark James Edwards
1585	Anthony Robert George Armstrong	94614	Leonard John Edwards
19484	Philip Robert Artell	94643	Richard Harry David Egan
94562	Martin John Ashworth	94688	Matthew David Eglin
94599	Christopher Jason Baker	93378	Trevor Ellis
24592	Michael John Ball	93373	Neil Edward Evans
24588	Peter Brian Barrett	94690	Matthew James Evans
93651	Colleen Barton	22213	Russell Evans
93286	Ronald Edward Benjamin	24007	Francis Leonard Field
93388	Christopher John Best	23488	Thomas Fitzmaurice
93287	George Stewart Blackwood	93648	Amanda Claire Ford
94468	Edward William Blackwood	94693	David Forshaw
18042	John Richard Boddy	94632	Kevin John Furlong
94563	Stephen John Boden	94667	Christopher Noel Gamett
94628	Steven Bolingbroke	93418	Andrew William Gittins
94584	John Bolton	94621	Andrew Gooding
21702	Paul Stephen Brackenbury	94673	Anthony Brian Gornall
94699	Allen Bradbury	92697	Philip Grady
24610	William James Breeze	94670	Michael Thomas Grant
94457	Annette Margaret Buchan	24603	Mark Griffiths
92539	Geoffrey Bull	94581	Andrew William Hayling
94663	Nicola Jayne Bunn	93158	Eric John Hewitt
94561	Mark Andrew Bums	94695	David Neil Hick
94590	Kevin Anthony Butters	22296	Timothy James Hicks
93617	Cheryl Jane Carpenter	94634	Gregory Eric Higgins
94630	Tim Carson	94652	Scott Charles Hodges
94660	Peter Denis Cavanagh	94684	Peter Charles Hodgson
19664	James Christopher Childs	24420	Christopher David Hodgson
94683	Paul Michael Chiocchi	94476	Charles Henry Houghton
94307	Alan John Clarke	94622	Marc Andrew Howard
21324	David Lee Clarkson	94656	Richard John Howe
94503	Linda Anne Cole	94619	Simon Kevin James Humphreys
94087	Robert Clive Connah	94645	Lee Robert Jackson
94600	Philip Michael Cooper	24601	Paul Erwyn James
94612	Leigh Andrew Corbishley	93255	Anthony Thomas Jane
94658	James Alex Coughlan	94594	Ian Barry Mark Jones
94597	Martin Rollings Creed	19521	Kenneth Gavin Jones
94681	Graham Craig Davidson-Guild	24378	Paul Jones
94591	Jason Davies	21742	Gareth Pierce Jones
21709	Llewellyn Gwilym Davies	22954	Mark Philip Jones
24611	Stephen Garry Davies	23386	Glen David Jones
94603	Peter Luke Dillon	93204	Kevin Jones
94647	Stuart Paul Dixon	18071	David Frank Jones
94498	Gary Dodd	94671	Adrian Jenkin Jones
19091	David Donovan	94672	Lynne Jones
94692	Jonathan Paul Dooley	24284	Simon Jones
94606	Thomas Rhys Doran	24254	Allan Joseph Jones

94680	Gaiy Brian Jones	24605	Colin John Robinson
24303	Sean Paul Kelly	20121	John Barry Ruddy
94691	Paul William Keogh	94532	Anthony David Salisbury
18826	John Neil Lawson	5181	Susan Elizabeth Sandall
21959	David John Leonard	93297	Alan John Sandland
94666	Helen Lloyd	93281	Ian Russell Seller
93645	Andrew Mark Donald Lusted	93231	Nigel David James Seymour
94659	Paul Alexander Macintyre	24338	Alan Geoffrey Shaw
94689	Joshua Andrew Marshall	8962	Mark Robert Shephard
94649	Paul Raymond Matthews	91145	Colin Singleton
24593	Ian Alexander Matthias	94698	Roger Eirian Smith
23394	Sean William McCrea	94585	Philip Adrian Smythe
94460	Stephen Peter McNally	94598	John Spruce
24318	Stuart Peter McNeilis	94675	Peter William Stephenson
94696	John Brisbane Melrose	94687	Dean Michael Stephenson
94605	Garry William Miller	22056	Mark Stopford
94637	John Mitchell	22379	Lee Gavin Swann
94650	Stephen Anthony Monnery	94604	Martin Philip Sykes
2918	Stephen James Morgan	3277	Keith James Symes
94654	Carl Morgan	23207	Neil Douglas Taylor
94644	Andrew Charles Morris	93638	Philip Andrew Taylor
94463	Karen Morris	94682	Robert Leslie Taylor
94686	Peter Mortimer	94664	William Huw Thomas
94657	Keith John Moseley	94613	Albert Wyn Thomas
94665	Benjamin James Naylor	94653	Philip David Thomas
23212	Francis J Neal	94607	James Michael Thomas
4002	Martin James Nicholls	94627	Peter Thompson
93052	Richard Laurence Nieto	3841	Philip John Thorp
93264	Bryan Kenneth Norris	94646	Robin Peter Wade
94638	Philip North	94633	Norma Wain
24602	Stephen John Oakley	23437	Christopher Neil Wainwright
94679	Stephen O’Neill	94694	Philip Robert Wallace
94615	John Meurig Owen	94617	Richard Bruce Watson
94678	Keith Palmer	94624	Karen Weaver
23764	Mark Dean Patane	94623	Kerry Weaver-Martin
92660	Agnes Roberts Pear	94642	Nigel Edwin Whiteman
24437	Steven Thomas Penman	93402	Kevan Ellis Whittaker
94602	Joseph Rodney Petrie	24234	Andrew Keith Williams
94625	Annette Charmian Pettman	24235	Christopher Lee Williams
94631	AlunPhennah	21081	Barry Wyn Williams
94641	Graham John Pickup	24238	Paul Williams
18466	Philip Graham Postle	93093	Glyn Edward Williams
93457	Howard Povey	94635	Mark Alan Williams
94334	Lionel John Powell	94474	Mandy Williams
24337	Raymond John Price	94620	James Williams
94475	Brian J Probert	94640	Gary Charles Woods
94677	Ian James Proud	24609	Stephen Neil Woodward
93208	Mark Andrew Rawcliffe	94674	Jason Wright
21381	Stephen Rawlinson	94697	Steven John Wright
94685	Jason Reynolds	94655	Richard Bronislaw Wyszynski
93395	Andrew Rimington